Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

OTSUKA PHARMACEUTICAL CO., LTD.,

AUTUMN ACQUISITION CORPORATION

and

ASTEX PHARMACEUTICALS, INC.

Dated as of September 5, 2013

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 5, 2013 by and among OTSUKA PHARMACEUTICAL CO., LTD., a Japanese joint stock company (“Parent”), AUTUMN ACQUISITION CORPORATION, a Delaware corporation and a direct or indirect, wholly-owned subsidiary of Parent (“Acquisition Sub”), and ASTEX PHARMACEUTICALS, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), at a price of $8.50 per Company Share, net to the holder thereof, subject to reduction for any applicable withholding taxes payable in respect thereof, in cash (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is not tendered and accepted pursuant to the Offer (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be effected under Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (iii) resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement;

WHEREAS, the board of directors of each of Parent and Acquisition Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1                               Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, and which contains customary provisions that require any counter-party(ies) thereto (and any of its (their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its (their) representatives named therein), and shall contain such other terms that are, in the aggregate, no less favorable to the Company than the terms of the Confidentiality Agreement.  Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any purchase from, or acquisition by, any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company, (ii) any merger, consolidation, business combination or other similar transaction involving the Company (A) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold Company Shares representing more than twenty percent (20%) of the Company Shares outstanding after giving effect to the consummation of such transaction or (B) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold Company Shares representing less than eighty percent (80%) of the Company Shares outstanding after giving effect to the consummation of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the assets of the Company (including its Subsidiaries taken as a whole), it being understood that voting securities of any Subsidiaries of the Company are to be deemed assets of the Company, or (iv) any liquidation or dissolution of the Company; provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or Japan, or is a day on which banking institutions located in the State of California or Japan are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2013 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarterly period ended June 30, 2013.

“Company Balance Sheet Date” shall mean June 30, 2013.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Compound” means the following pharmaceutical compounds owned or controlled by the Company or any of its Subsidiaries: AT13387, SGI110, ASTX727, Amuvatinib/MP470, AT7519, AT9283, and AT13148.  For avoidance of doubt, Company Compounds shall not include the Partnered Compounds.

“Company ESPP” shall mean the Company’s 2008 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” means Intellectual Property Rights owned by or purported to be owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any (i) change, effect, event, violation, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) a Change that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur, to the extent such Changes do not disproportionately affect the Company and its Subsidiaries in any material respect relative to other companies operating in any industry or industries in which the Company operates in the events of (i) through (vi):

(i)                                     general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)                                  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)                               conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv)                              political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v)                                 earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)                              changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii)                           the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners;

(viii)                        the results of any clinical trials being conducted by or on behalf of the Company or its Subsidiaries (or the announcements thereof);

(ix)                              any patent expiry or loss of exclusivity which would result in a reduction of anticipated revenue from any Company Product;

(x)                                 any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented to or requested; or the taking of any action required by this Agreement; or the failure to take any action prohibited by this Agreement;

(xi)                              changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(xii)                           any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including Legal Proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Company Options” shall mean any options to purchase Company Shares outstanding under the Company Stock Plan.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Product” means any pharmaceutical formulation that contains a Company Compound and is owned or controlled by the Company or any of its Subsidiaries. For avoidance of doubt, Company Products shall not include Dacogen.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Securities” shall mean (i) Company Capital Stock, Company Options and Company Warrants, (ii) any other outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) any other outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, and (iv) any other obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company.

“Company Stock Plan” shall mean the Company’s 2003 Stock Plan.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Company Warrants” shall mean (i) the Warrant Instrument constituting warrants to subscribe for shares in Astex Therapeutics Limited, dated October 29, 2007, issued by Astex Therapeutics Limited, to GE Leveraged Loans Limited, and (ii) the Warrant Instrument constituting warrants to subscribe for shares in Astex Therapeutics Limited, dated October 29, 2007, issued by Astex Therapeutics Limited, to Oxford Finance Corporation.

“Continuing Employees” shall mean all employees of the Company who, as of the Closing, are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company or any of its Subsidiaries or, outside the U.S., who remain or become employees of the Company or any of its Subsidiaries, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or arrangement or other instrument or legally binding obligation, license, sublicense or other legally binding agreement.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“DOL” shall mean the United States Department of Labor or any successor thereto.

“Domain Names” shall mean domain names and uniform resource locators.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of, or exposure to any Hazardous Substances; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which Liability is imposed under, Environmental Laws.

“Environmental Law” shall mean any and all applicable Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Substances, including Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“FDCA” shall mean the United States Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301, et seq., as amended, including the rules and regulations promulgated thereunder.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority”  shall mean (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal or judicial body, or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign.

“GMP Regulations” shall mean the applicable Laws and regulations, as may be amended from time to time, for current Good Manufacturing Practices, which have been promulgated by (i) the FDA under the FDCA, as set forth in 21 C.F.R., Parts 210 and 211, (ii) the European Medicines Agency or under the European Union guide to Good Manufacturing Practice for medical products and (iii) any other applicable Regulatory Authorities in each jurisdiction where the Company or any of its Subsidiaries, or a third party acting on their behalf, is undertaking or has undertaken a clinical trial or any manufacturing activities with respect to the Company Products as of or prior to the Acceptance Time.

“Hazardous Substance” shall mean any substance, material, chemical or waste (or combination thereof) that (i) is characterized, listed, defined, designated, classified or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “radioactive” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos, or (ii) can form the basis of any Liability under Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property” shall mean all intellectual property, regardless of form, including:  (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, software, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); (iv) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, trade secrets, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); (v) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (vi) instantiations of any of the foregoing in any form and embodied in any media; and (vii) Domain Names.

“Intellectual Property Rights” shall mean all U.S. and foreign common law and statutory rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common law or statutory regime (“Copyright Rights”); (ii) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof (“Patent Rights”); (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or analogous foreign common law or statutory regime (“Trademark Rights”); (iv) rights in, arising out of, or associated with Confidential Information, including rights granted under the Uniform Trade Secrets Act or analogous foreign common law or statutory regime; and (v) all rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or violation of any of the foregoing.  For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or any of its Subsidiaries) that was not known to the Company Board as of or prior to the date of this Agreement which event, fact, circumstance, development or occurrence becomes known to the Company Board prior to the Acceptance Date.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any officers (including “named executive officer” within the meaning of Item 402 of Regulation S-K promulgated under the Securities Act) of the Company.  With respect to Intellectual Property and Intellectual Property Rights, “Knowledge” does not require the Company to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent Rights, Trademark Rights or other Intellectual Property Rights clearance searches, and no knowledge of any third-party Patent Rights, Trademark Rights, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches (other than such inquiries, opinions, or searches actually performed or attained by the Company) will be imputed to the Company.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (i) civil, criminal or administrative actions, suits, claims, charges, inquiries, hearings, investigations or proceedings or (ii) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, in each of (i) and (ii) before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, debt, assessment, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The NASDAQ Global Market.

“Order” shall mean any order, judgment, conciliation agreement, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Partnered Compounds” means the following pharmaceutical compounds licensed to third parties by the Company or any of its Subsidiaries: LEE011, AZD5363, JNJ42756493, and AZD3293.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business through the Acceptance Time; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default or that are being contested in good faith and by appropriate proceedings; (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013; and (v) Liens described in Section 1.1 of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board determines in good faith by majority vote, after consultation with outside legal counsel and an independent nationally recognized financial advisor, taking into account all of the terms and conditions of the offer deemed relevant by such Company Board (including termination fee, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the ability of the Person or a group (as defined under Section 13(d) of the Exchange Act) making such offer to receive necessary regulatory approvals) to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority.”

“Tax” shall mean any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

1.2                               Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acceptance Time	2.3(a)
Acquisition Sub	Preamble

Term	Section Reference
Agreement	Preamble
Arrangements	4.17(n)
Assets	4.14
Cancelled Company Shares	3.7(a)(ii)
Capitalization Date	4.6(a)
Certificate of Merger	3.2
Certificates	3.8(c)
Change	1.1
Change of Recommendation Notice	7.5(b)
Changes	1.1
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreement	4.18(a)
Company	Preamble
Company Board Recommendation	7.5(a)
Company Board Recommendation Change	7.5(b)
Company Common Stock	Recitals
Company Compensation Committee	4.17(n)
Company Disclosure Letter	Article IV
Company IP Contract	4.15(b)
Company Plans	7.11(c)
Company SEC Reports	4.8
Company Shares	Recitals
Company Stockholder Meeting	7.4(a)
Competing Acquisition Transaction	9.4(b)(i)
Confidential Information	1.1
Confidentiality Agreement	10.4
Consent	4.5
Continuing Directors	2.3(a)
Copyright Rights	1.1
Covered Securityholders	4.17(n)
Current Company D&O Insurance	7.10(c)
DGCL	Recitals
Dissenting Company Shares	3.7(c)(i)
EDGAR	4.8(a)
Effective Time	3.2
Employee Plan / Employee Plans	4.17(a)
Employment Compensation Arrangement	4.17(n)
Enforceability Limitations	4.2
ERISA Affiliate	4.17(a)
Exchange Fund	3.8(b)
Grant Date	4.6(e)
Indemnified Persons	7.10(a)
Institutions	4.15(h)
International Employee Plans	4.17(a)

Term	Section Reference
Inventions	1.1
Leased Real Property	4.13(b)
Leases	4.13(b)
Material Contract	4.12(a)
Maximum Annual Premium	7.10(c)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Minimum Condition	2.1(a)(i)
Modified Terms	7.5(b)
New Plans	7.11(c)
Offer	Recitals
Offer Documents	2.1(g)(i)
Offer Price	Recitals
Offer to Purchase	2.1(a)
Old Plans	7.11(c)
Option Consideration	3.7(d)
Owned Real Property	4.13(a)
Parent	Preamble
Parent Plans	7.11(b)
Patent Rights	1.1
Payment Agent	3.8(a)
Permits	4.19
Personal Information	4.15(j)
Privacy Policies	4.15(j)
Proxy Statement	4.28(c)
Regulatory Authorities	4.19
Representatives	6.2(b)
Restraint	8.1(c)
Requisite Stockholder Approval	4.3
Schedule 14D-9	2.2(b)
Schedule TO	2.1(g)(i)
Subsidiary Securities	4.7(c)
Surviving Corporation	3.1
Tax Returns	4.16(a)
Termination Date	9.1(b)
Termination Fee	9.4(b)(i)
Trademark Rights	1.1
Trademarks	1.1
Uncertificated Shares	3.8(c)
Union	4.18(a)
Works of Authorship	1.1

1.3                               Certain Interpretations.

(a)                                 Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)                                 Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)                                  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)                                 Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)                                  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)                                   References to “$” and “dollars” are to the currency of the United States of America.

(g)                                  Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h)                                 When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(i)                                     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II
THE OFFER

2.1                               The Offer.

(a)                                 Terms and Conditions of the Offer.  Provided that this Agreement shall not have been terminated pursuant to Article IX, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price.  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A.  Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.  The Offer shall be subject only to:

(i)                                     the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Parent and Acquisition Sub (if any), represents at least a majority of all then outstanding Company Shares (not including Company Shares tendered pursuant to guaranteed delivery procedures); and

(ii)                                  the other conditions set forth in Annex A.

(b)                                 Waiver of Conditions.  Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Acquisition Sub may not (and Parent shall not permit Acquisition Sub to) (i) waive the Minimum Condition, the condition set forth in clause (A) of Annex A, or the condition set forth in clause (C)(1) of Annex A, and (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer, other than in a manner required by the provisions of Section 2.1(d), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the conditions set forth in Annex A, or (F) amends any other term or condition of the Offer in any manner that is adverse to the holders of Company Shares.

(c)                                  Adjustments to the Offer Price.  The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Company Shares that are tendered pursuant to the Offer.

(d)                                 Expiration and Extension of the Offer.

(i)                                     Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act).  In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii)                                  Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement:

(A)                               Acquisition Sub shall extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case which is applicable to the Offer;

(B)                               in the event that any of the conditions to the Offer set forth on Annex A, other than the Minimum Condition, are not satisfied or waived (if permitted hereunder) as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for successive extension periods of ten (10) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; and

(C)                               in the event that all of the conditions to the Offer set forth on Annex A have been satisfied or waived (if permitted hereunder), except that the Minimum Condition has not been satisfied, as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for an extension period of ten (10) Business Days (or any longer period as may be approved in advance by the Company), it being understood and agreed that Acquisition Sub shall not be required to extend the Offer pursuant to this clause (C) on more than two (2) occasions, but may, in its sole discretion, elect to do so;

provided, however, that the foregoing clauses (A), (B) or (C) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX.

(iii)                               Neither Parent nor Acquisition Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv)                              Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(e)                                  Payment for Company Shares.  On the terms and subject to conditions set forth in this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(d)(ii)).  Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Acquisition Sub shall not accept for payment or pay for any Company Shares if, as a result, Acquisition Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition.  The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding taxes payable in respect thereof.

(f)                                   Subsequent Offering Period.  Subject to the last sentence of this Section2.1(f), Acquisition Sub may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for a “subsequent offering period” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) of not less than three (3) nor more than twenty (20) Business Days immediately following the expiration of the Offer.  Subject to the terms and conditions of this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered during the “subsequent offering period” promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after any such Company Shares are validly tendered during the “subsequent offering period.”  Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase during such “subsequent offering period.”  The Offer Price payable in respect of each Company Share that is validly tendered during the “subsequent offering period” shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding taxes payable in respect thereof.  Notwithstanding anything to the contrary set forth in this Agreement, Acquisition Sub shall not (and Parent shall cause Acquisition Sub not to) commence any “subsequent offering period” after the Acceptance Time if the Merger can be effected pursuant to either (i) Section 251(h) of the DGCL or (ii) Section 253 of the DGCL.

(g)                                  Schedule TO; Offer Documents.  As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Acquisition Sub shall:

(i)                                     prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain (A) as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer and (B) notice to holders of Company Shares informing such holders of their rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (together with any supplements or amendments thereto, the “Offer Documents”);

(ii)                                  deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii)                               give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv)                              cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by the Exchange Act.

(h)                                 Subject to the provisions of Section 7.5, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) and Section 7.5(a) that relate to the Offer.  The Company shall furnish in writing to Parent and Acquisition Sub all information concerning the Company and its Subsidiaries that is required by applicable Law to be included in the Schedule TO or the Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 2.1(h).  Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws.  Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other representatives for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  Parent and Acquisition Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ.  Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable).  Parent and Acquisition Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel).

2.2                               Company Actions.

(a)                                 Company Determinations, Approvals and Recommendations.  The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i)                                     determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement;

(ii)                                  based on written representations and warranties made by Parent and Acquisition Sub, determined that neither Parent nor Acquisition Sub is an “interested stockholder” as defined in Section 203(c) of the DGCL;

(iii)                               approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein; and

(iv)                              resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 7.5.

The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 7.5, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b)                                 Schedule 14D-9.  The Company shall (i) file with the SEC, to the extent reasonably practical concurrently with the filing by Parent and Acquisition Sub of the Schedule TO or as soon as practicable thereafter, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, except as provided in Section 7.5(b), the Company Board Recommendation and (ii) take all steps necessary to disseminate the Schedule 14D-9 to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable U.S. federal securities Laws.  To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Shares together with the Offer Documents.  Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b).  Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws.  Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws.  Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable).  Unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel).

(c)                                  Company Information.  In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Acquisition Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions).  Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i)                                     hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii)                                  use such information only in connection with the Offer and the Merger; and

(iii)                               if (A) this Agreement shall be terminated pursuant to Article IX, and (B) Parent and Acquisition Sub shall withdraw the Offer, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

2.3                               Company Board of Directors and Committees; Section 14(f) of Exchange Act.

(a)                                 Composition of Company Board and Board Committees.  Effective upon the initial acceptance for payment by Acquisition Sub of Company Shares pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.3(a)) and from time to time thereafter (as long as Parent and its Affiliates beneficially own a majority of the outstanding Company Shares), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and (y) a fraction, the numerator of which is the number of Company Shares beneficially owned by Parent and Acquisition Sub (giving effect to the Company Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of then outstanding Company Shares.  Following a request by Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation and bylaws of the Company, take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board.  From time to time after the Acceptance Time (as long as Parent and its Affiliates beneficially own a majority of the outstanding Company Shares), at the request of Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation and bylaws of the Company, take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors (or equivalent governance body) of each Subsidiary of the Company and (iii) each committee of each such board of directors (or equivalent governance body) of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Laws.  Notwithstanding the foregoing, from the Acceptance Time until the Effective Time, the Company shall use its reasonable best efforts to cause the Company Board to always have at least two (2) directors who are directors on the date hereof, who are not employed by the Company and who are not Affiliates or employees of Parent or any of its Subsidiaries, and who are independent directors for purposes of the continued listing requirements of NASDAQ (the “Continuing Directors”); provided that, if the number of Continuing Directors shall be reduced below two (2) for any reason whatsoever, the remaining Continuing Director shall be entitled to designate any other Person(s) who shall not be an Affiliate or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be a Continuing Director(s) for purposes of this Agreement; provided further, that the remaining Continuing Director shall fill such vacancies as soon as practicable, but in any event within ten (10) Business Days, and further provided that if no such Continuing Director is appointed in such time period, Parent shall designate such Continuing Director; provided further, that if no Continuing Director then remains, the other directors shall designate two (2) Persons who shall not be Affiliates, consultants, representatives or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.

(b)                                 Section 14(f) of the Exchange Act.  The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and the Company’s receipt of sufficient information from Parent to enable the Company to include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in respect of Parent’s designees to the Company Board.  The Company shall take all action required pursuant to this Section 2.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers, as well as Parent’s designees to the Company Board, as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3.  Parent shall provide to the Company in writing, and be solely responsible for, any information with respect to itself and its designees to the Company Board required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

(c)                                  Required Approvals of Continuing Directors.  Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent’s designees to the Company Board pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the

Company, including any action by any other director of the Company, shall be required to authorize) (i) any amendment or termination of this Agreement on behalf of the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Sub, (iv) any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, (v) any amendment of the certificate of incorporation or bylaws of the Company that would adversely affect the Company Stockholders, and (vi) any other action (including any determination, approval or authorization) to be taken or not to be taken on behalf of the Company under or in connection with this Agreement or the transactions contemplated hereby; provided however, that following the Acceptance Time, Parent may cause its designees elected or appointed pursuant to Section 2.3(a) to withdraw or modify any Company Board Recommendation Change that may have been made prior to such time without the approval of the majority of the Continuing Directors.  The Continuing Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.

ARTICLE III
THE MERGER

3.1                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger.  Such merger shall be governed by Section 251(h) or, solely if Section 251(h) is unavailable, Section 253 of the DGCL and shall be effected as soon as practicable following the Acceptance Time.  The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2                               The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.3                               The Closing.  The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California, 94301, as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing.  The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4                               Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5                               Certificate of Incorporation and Bylaws.

(a)                                 Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 7.10(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 7.10(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Astex Pharmaceuticals, Inc.”

(b)                                 Bylaws.  At the Effective Time, subject to the provisions of Section 7.10(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 7.10(a)).

3.6                               Directors and Officers.

(a)                                 Directors.  At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.  Each director of the Company immediately prior to the Effective Time shall execute and deliver a letter effectuating his or her resignation as a member of the Board of Directors of the Company to be effective immediately prior to the Effective Time.

(b)                                 Officers.  At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7                               Effect on Capital Stock.

(a)                                 Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)                                     Company Common Stock.  Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares, and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10).

(ii)                                  Excluded Company Common Stock.  Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)                               Capital Stock of Acquisition Sub.  Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)                                 Adjustment to the Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the consummation of the Offer and prior to the Effective Time.

(c)                                  Statutory Rights of Appraisal.

(i)                                     Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a).  Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 3.8.

(ii)                                  The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d)                                 Company Options.  Parent shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement.  Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise agreed to by Parent and a holder of a Company Option, the Company shall take such action as may be necessary so that immediately prior to the Acceptance Time, (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Acceptance Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Acceptance Time shall be cancelled and terminated as of the Acceptance Time, and (iii) each holder of each such Company Option shall be paid by the Company promptly after the Acceptance Time, subject to Section 3.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares that were issuable upon exercise of such Company Option immediately prior to the Acceptance Time, by (y) the Offer Price, less the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option).  The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(d) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof.  Within three (3) Business Days after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Company Options, the applicable Option Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(e)                                  Company ESPP.

(i)                                     Prior to the Acceptance Time, the Company shall take all actions necessary to cause the rights of participants in the Company ESPP with respect to any offering period then underway to be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Acceptance Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP.

(ii)                                  The Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to and effective as of the Acceptance Time.  All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Common Stock prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(iii)                               The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 3.7(e) including making any determinations and/or resolutions of the Company Board or a committee thereof.

3.8                               Exchange of Certificates.

(a)                                 Payment Agent.  Prior to the Acceptance Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b)                                 Exchange Fund.  At the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Company Shares pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article III.  Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”).  Any interest and other income resulting from such investments shall be paid to Parent.  To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article III.

(c)                                  Payment Procedures.  Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares and (ii) uncertificated Company Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III.  Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled.  Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled.  The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8.  Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(d)                                 Transfers of Ownership.  In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

(e)                                  Required Withholding.  Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares and Company Options such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws.  To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)                                   No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                                  Distribution of Exchange Fund to Parent.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

3.9                               No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8.  The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10                        Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in the form and substance satisfactory to the Surviving Corporation, and the posting by such holders of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 3.7.

3.11                        Necessary Further Actions.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC by the Company between January 1, 2013 and the date hereof (other than in any “risk factor” disclosure or any other forward looking statements set forth therein and provided that nothing in such Company SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 4.2 and Section 4.6) and in each of (i) and (ii) only to the extent the relevance of such disclosure to the applicable representation or warranty is reasonably apparent on its face, the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1                               Organization; Good Standing.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized or in good standing, or have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is in compliance with the provisions of its certificate of incorporation and bylaws in all material respects.  The Company has set forth in Section 4.1(a) of the Company Disclosure Letter a true and complete list of each jurisdiction in which it is qualified to do business.

(b)                                 The Company has made available to Parent prior to the date of this Agreement true and complete copies of (i) the Company’s certificate of incorporation and bylaws, each as amended through the date hereof and (ii) the minutes of all meetings from January 1, 2012 to the date of this Agreement of the Company’s stockholders, the Company Board and each standing committee of the Company Board, except, in case of clause (ii), for any portions of such minutes relating to the consideration of any Acquisition Proposal or Acquisition Transaction, or the transactions contemplated by this Agreement.

4.2                               Corporate Power; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, only in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than and only in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Enforceability Limitations”).

4.3                               Requisite Stockholder Approval.  The affirmative vote of the holders of a majority of the outstanding Company Shares (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of Company Capital Stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Merger and other transactions contemplated hereby in their capacity as stockholders of the Company.

4.4                               Non-Contravention.  The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby do not and will not, with or without giving notice, the passage of time or both, constitute or result in (a) breach or violation of, a conflict with, or a default under any provision of the certificate of incorporation or bylaws of the Company or comparable governing instruments of its Subsidiaries, (b) assuming the Consents referred to in Section 4.5 are obtained or made and, only in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected, or (c) a breach or violation of, a termination (or right of termination) or a default under, the acceleration, or creation or cancellation of any obligations or the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any Material Contract, except in the case of each of clauses (b) and (c) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not prevent or materially delay the performance by the Company of, or materially impair the ability of the Company to perform, its covenants and obligations hereunder.

4.5                               Required Governmental Approvals.  No consent, approval, registration, declaration, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with any other Governmental Authorities to satisfy the applicable Laws of states and foreign jurisdictions in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act, (d) the post-closing notification requirements under the Foreign Exchange and Trade Law of Japan (gaikoku kawase boeki ho), and (e) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect or the occurrence of a substantively equivalent condition with respect to the Surviving Corporation.

4.6                               Company Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 150,000,000 Company Shares, and (ii) 2,000,000 shares of Company Preferred Stock.  As of the close of business in New York City on September 3, 2013 (the “Capitalization Date”): (A) 94,986,750 Company Shares were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares.  All outstanding Company Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)                                 As of the close of business on the Capitalization Date, there were 2,776,260 Company Shares reserved for future issuance under the Company Stock Plan and 365,661 Company Shares reserved for future issuance under the Company ESPP.  As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to purchase 15,492,577 Company Shares under the Company Stock Plan and (ii) outstanding Company Warrants to purchase 184,628 Company Shares.

(c)                                  Except as otherwise set forth in this Section 4.6, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, voting rights, registration rights, repurchase rights, agreements, arrangements, calls, commitments, anti-dilutive rights, rights of first refusal or other rights of any kind, nor any Contract to which the Company or any of its Subsidiaries are party that relates to any of the foregoing, in each case that obligates the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of equity securities, partnership interests or similar ownership interests of the Company or any of its Subsidiaries from the Company or its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as otherwise set forth in this Section 4.6, there are no outstanding commitments or agreements of any character obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or cause to be repurchased, redeemed or otherwise acquired or options (other than Company Options) to acquire any shares of equity securities, partnership interests or similar ownership interests of the Company or any of its Subsidiaries.  Except as otherwise set forth in this Section 4.6, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  Except as otherwise set forth in this Section 4.6, there are no commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any subscription, option, warrant, equity security, call, right, commitment or agreement.  There are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(d)                                 There are no outstanding contractual commitments of the Company or any of its Subsidiaries which obligate the Company or its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(e)                                  With respect to the Company Options issued pursuant to the Company Stock Plan, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective on the date the option was granted (the “Grant Date”) by all necessary corporate action and was duly executed and delivered by each party thereto within a reasonable time following the Grant Date and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant, (ii) all options have an exercise price equal to no less than the fair market value of the underlying Company Shares on the Grant Date and no option has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, as determined in accordance with Section 409A of the Code, (iii) each such grant was made in accordance with the terms of the Company Stock Plan and all applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities Laws, (iv) the Company Stock Plan and the Company ESPP are the only plans or programs the Company maintains under which outstanding options to acquire Company Shares or other compensatory equity-based awards have been or may be granted and there are no options or rights to acquire Company Shares or any other equity-based awards with respect to Company Shares outstanding other than the Company Options granted and outstanding under the Company Stock Plan and the Company ESPP, (v) the Company has made available to Parent true, correct and complete copies of each form of award agreement, (vi) no Company Options differ in any material respect from such form agreements, (vii) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement such Company Options in any case from the forms provided to Parent and (viii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.  Section 4.6(e) of the Company Disclosure Letter contains a true and complete list as of the date of this Agreement of (i) the number of Company Options and (ii) (A) the dates on which such Company Options were granted and (B) the exercise or base price of such Company Options.  All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

4.7                               Subsidiaries.

(a)                                 Section 4.7(a) of the Company Disclosure Letter contains a true, complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company as of the date of this Agreement.  Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company’s Subsidiaries are in compliance with the provisions of their respective certificates of incorporation, bylaws or other applicable constituent documents in all material respects.

(b)                                 All of the outstanding capital stock of, or other security, equity or voting interest in, each Subsidiary of the Company (i) is duly authorized, validly issued and fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner such business is conducted on the date hereof.

(c)                                  There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, sell or transfer any capital stock of, partnership or similar ownership interests or any other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company.  Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.8                               Company SEC Reports.

(a)                                 Each registration statement, report, proxy statement or information statement prepared by the  Company since January 1, 2011 (including exhibits, annexes, and any amendments thereto) is available on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) maintained by the SEC, or otherwise made available to Parent in the form filed with the SEC.  Since January 1, 2011, the Company has timely filed and furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”).  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (i) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (ii) each Company SEC Report did not, and any Company SEC Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made in this Section 4.8(a) with respect to any Company SEC Reports filed in connection with the transactions contemplated by this Agreement, which are covered solely in Section 4.28.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  Since January 1, 2011, no executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports.  Since January 1, 2011, neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)                                 The Company has heretofore furnished to Parent and Acquisition Sub complete and correct copies of any correspondence with the SEC with respect to previously-filed Company SEC Reports since January 1, 2011, except for such correspondence that is available on EDGAR.

4.9                               Company Financial Statements.

(a)                                 The consolidated financial statements (including, in each case, any related notes and schedules thereto) of the Company and its Subsidiaries filed with the Company SEC Reports (i) have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), (ii) in all material respects have been prepared from, are in accordance with, and accurately reflect the consolidated financial position and books and records of the Company and its Subsidiaries as of the dates thereof, (iii) fairly presented the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings, changes in financial position and cash flows for the periods indicated (subject, in the case of unaudited statements, to notes and normal and recurring year-end audit adjustments) and (iv) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(b)                                 The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are effective in ensuring that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(c)                                  The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and (B) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, (iii) ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (iv) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d)                                 Since January 1, 2011, to the Knowledge of the Company, neither the Company nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries to record, process, summarize and report financial data, in each case which has not been subsequently remediated, or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(e)                                  Since January 1, 2011 through the date hereof, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f)                                   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

4.10                        No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) Liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) Liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.11                        Absence of Certain Changes.

(a)                                 Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and there has not been or occurred any development which would, individually or in the aggregate, be or result in a Company Material Adverse Effect.

(b)                                 Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (i) (organization documents), (iv) (recapitalizations), (v) (liquidations), (vi) (debt), (ix) (Legal Proceedings), (x) (IP licenses and transfers), (xi) (accounting principles), (xii) (tax elections),  (xiii) (acquisitions and dispositions), (xiv) (real property), (xvii) (Material Contracts) or (xviii) (solely with respect to the foregoing clauses) of Section 6.1(b) if proposed to be taken after the date hereof.

(c)                                  Since the Company Balance Sheet Date through the date hereof, there has not been any revaluation by the Company or any of its Subsidiaries of any of its material assets, including writing off notes or accounts receivable, other than in the ordinary course of business.

(d)                                 Since the Company Balance Sheet through the date hereof, neither the Company nor any of its Subsidiaries have entered into any agreement, whether in writing or otherwise, to do any of the foregoing described in this Section 4.11.

4.12                        Material Contracts.

(a)                                 For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries are bound as of the date of this Agreement:

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  any Contract that contains any currently active material covenant by the Company or any of its Subsidiaries (A) to not engage in any line of business or to not engage in its business in any geographic location, (B) limiting the right of the Company or any of its Subsidiaries to compete with any Person, (C) granting by the Company or its Subsidiaries any exclusive distribution rights or any exclusive licensing rights to material Company Intellectual Property Rights, or (D) providing any third parties with “most favored nations” rights or rights of first offer or rights of first refusal for any Company Products, in each case other than as would not materially impair or restrict the ability of the Company or its Subsidiaries (or, after the Closing, Parent and its Subsidiaries) to operate their businesses;

(iii)                               any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any Person or other business enterprise (whether by merger, sale of stock, sale of assets or otherwise) which has any obligations which have not been satisfied or performed that are or would be material to the Company and its Subsidiaries, taken as a whole;

(iv)                              any Contract pursuant to which the Company, any of its Subsidiaries, or any other party thereto has material continuing obligations, rights or interests relating to the research, development, clinical trial, distribution, supply, manufacture, marketing or co-promotion of, or collaboration with respect to, any Company Product or product candidate for which the Company or any of its Subsidiaries is currently engaged in research or development, excluding (A) study agreements with clinical trial sites, (B) non-disclosure agreements, (C) Contracts with contractors or vendors providing products or services to the Company or any of its Subsidiaries, and (D) customary material transfer Contracts;

(v)                                 (A) any Contract providing for indemnification or guarantee of the obligations of any other Person that would be material to the Company and its Subsidiaries, taken as a whole, other than (x) any such Contracts entered into in the ordinary course of business consistent with past practice (including (1) study agreements with clinical trial sites and (2) Contracts with contractors or vendors providing products or services to the Company or any of its Subsidiaries), or (y) any Contracts the disclosure of which is required by another subsection of this Section 4.12(a) or (B) any guaranty, other than any guaranties among the Company and its wholly owned Subsidiaries;

(vi)                              any Contract that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person, or in which the Company owns more than a ten percent (10%) voting or economic interest, in each case with a carrying value on the Company Balance Sheet in excess of $1,000,000;

(vii)                           any Contract that involves or relates to indebtedness for borrowed money or the deferred purchase of property having an outstanding principal amount in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset);

(viii)                        any Lease of Leased Real Property and any Contract for the purchase, sale, or future lease, sublease, license, sublicense or other use of real property;

(ix)                              any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable,

any equity interests of any Person or assets that have a fair market value or purchase price of at least $1,000,000;

(x)                                 any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days written notice by the Company or its Subsidiaries which provides for or is reasonably likely to require either (A) annual payments by the Company and its Subsidiaries of $1,000,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $1,000,000 or more; and any Contracts the disclosure of which is required by another subsection of this Section 4.12(a) (it being understood that for purposes of calculating the amount of any such payments with respect to any master services agreements, only payments under currently active purchase orders shall be included in such calculation);

(xi)                              any Company IP Contracts; and

(xii)                           any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xi) above.

(b)                                 Section 4.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement.  True and complete copies of all such Material Contracts (including all exhibits and schedules thereto, but excluding any purchase orders issued under master service agreements) have been (i) publicly filed with the SEC or (ii) made available to Parent.

(c)                                  Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, the Company has not received notice from any other party to any Material Contract that such third party intends to terminate any Material Contract.

4.13                        Real Property.

(a)                                 Section 4.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all real property owned by the Company or any of its Subsidiaries, including all of the buildings, structures and other improvements thereon (the “Owned Real Property”).  The Company or one of its Subsidiaries has good and valid fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens.  There are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation eminent domain or like proceedings relating to the Owned Real Property.

(b)                                 Section 4.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”).  The Company and/or its Subsidiaries have and own good and valid leasehold estates in each Leased Real Property, free and clear of all Liens other than Permitted Liens.  Neither the Company nor any of its Subsidiaries is in material default of any of its obligations under any Lease, and no events exist which upon the passage of time or the giving of notice or both would constitute a material default thereunder.

(c)                                  Section 4.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Owned Real Property or Leased Real Property.

4.14                        Personal Property and Assets.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.15                        Intellectual Property.

(a)                                 Section 4.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property Rights, including the applicable number, registration number or application number, date of filing and issuance, the jurisdiction in which each item of Company Registered Intellectual Property Rights has been issued, filed, or recorded, the present status thereof (if other than “issued” or “pending”), and the date(s) any future action (including payment of any fees) needs be taken to maintain such rights within 12 months of the date hereof, (ii) all material common law Trademarks used by the Company or any of its Subsidiaries, including a list of applicable jurisdictions, (iii) all Domain Names used by the Company, including the corresponding registrant and any future renewal dates within 12 months of the date hereof applicable thereto, and (iv) any claims, suits, actions, or proceedings pending with respect to any Company Registered Intellectual Property Rights, including a description of the parties, the filing or docket number if applicable, the venue, and the present status thereof.  To the Knowledge of the Company each material item of Company Registered Intellectual Property Rights is valid and subsisting as of the date of this Agreement, except as would not have, individually or in the aggregate, a Company Material Adverse Effect and to the Knowledge of the Company all necessary registration, maintenance and renewal fees currently due have been made, and all necessary documents, recordations and certificates have been filed, for the purpose of maintaining such Company Registered Intellectual Property Rights.

(b)                                 Section 4.15(b) of the Company Disclosure Letter lists as of the date hereof all material Contracts currently in effect to which the Company or any of its Subsidiaries is a party under which any third Person has granted to the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries has granted to any third Person, any license to Intellectual Property Rights (other than Contracts entered into in the ordinary course of business: (i) pursuant to one of the Company’s standard Contracts (or in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of such forms) a copy of which has been provided to Parent; (ii) concerning Intellectual Property Rights that are available on commercially reasonable terms to the general public and which have a value of less than $100,000 over the life of the Contract; (iii) which are (A) study agreements with clinical trial sites, (B) non-disclosure agreements, or (C) customary (1) Contracts with contractors or vendors providing products or services to the Company or any of its Subsidiaries or (2) material transfer Contracts; or (iv) which are not material to the operation of the business of any of the Company or its Subsidiaries) (each, a “Company IP Contract”).

(c)                                  Except as indicated in Section 4.15(a) to the Company Disclosure Letter, the Company or its Subsidiaries own, and has good and exclusive title to, the Company Intellectual Property Rights which are owned or purported to be owned by the Company or any of its Subsidiaries, free and clear of Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the Company IP Contracts, and (iii) Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect.  Except as indicated in Section 4.15(c) to the Company Disclosure Letter, to the Knowledge of the Company, as of the date hereof, the Company or its Subsidiaries owns or has sufficient rights to use all Intellectual Property Rights used by, or contemplated to be used by the Company or its Subsidiaries in, and material to, the conduct of the Company’s or its Subsidiaries’ business as currently conducted or as currently contemplated by the Company or its Subsidiaries to be conducted.

(d)                                 The Company and each of its Subsidiaries take reasonable steps to maintain the secrecy of Confidential Information from which the Company or any of its Subsidiaries derive independent economic value, actual or potential, from the Confidential Information not being generally known, except where any failure would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of its Subsidiaries have policies requiring each employee and individual independent contractor who is involved in the development of material Intellectual Property to execute one or more agreements with provisions relating to the protection of the Company’s Confidential Information and assigning to the Company or a Subsidiary the ownership of material Intellectual Property and Intellectual Property Rights developed within the scope of the individual’s employment or independent contractor relationship with the Company or any of its Subsidiaries, and all of the Company’s and each Subsidiary’s past and present employees and independent contractors involved in the development of material Intellectual Property have executed such agreement(s).  To the Knowledge of the Company, no officer or employee of the Company or any of its Subsidiaries is subject to any agreement with any other Person which requires such officer or employee to assign any interest in any (i) Company Intellectual Property Rights or (ii) Intellectual Property conceived and/or reduced to practice by such officer or such employee in the course of their employment at the Company or any of its Subsidiaries, to any Person other than the Company or any of its Subsidiaries.

(e)                                  (i) The conduct of the Company’s or its Subsidiaries’ business does not materially infringe upon, misappropriate or otherwise violate the Intellectual Property Rights (other than Patent Rights) of a third Person, or violate any rights to privacy or publicity; and (ii) to the Knowledge of the Company, the conduct of the Company’s or its Subsidiaries’ business does not materially infringe upon, misappropriate or otherwise violate the Patent Rights of a third Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction.

(f)                                   Except as set forth on Section 4.15(f) of the Company Disclosure Letter, since January 1, 2010 through the date hereof, the Company and each of its Subsidiaries has not received written notice of a claim that the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property Rights of a third Person, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis for such claim) or any notice that could be reasonably interpreted as such.  To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property Rights.  Since January 1, 2010 through the date hereof, neither the Company nor any of its Subsidiaries has asserted or threatened any claim against any third Person alleging any infringement, misappropriation or violation of any Company Intellectual Property Rights (nor does the Company have Knowledge of any basis for such claim).  As of the date hereof, the Company and its Subsidiaries are not subject to any Order or other consent, settlement, judgment or similar litigation-related or adversarial-related obligation that materially restricts or materially impairs the use of any material Company Intellectual Property Rights.

(g)                                  Except as set forth in Section 4.15(g) of the Company Disclosure Letter, the execution and delivery of this Agreement will not result in (i) Parent, the Company or its Subsidiaries granting to any third party any material incremental rights or licenses to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) any Person having the right to terminate any Company IP Contract, (iii) Parent, the Company or its Subsidiaries being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iv) Parent, the Company or its Subsidiaries being obligated to pay any incremental royalties, fees or other material amounts, or offer any incremental discounts, to any third Person, or (v) the imposition of any Lien on any Company Intellectual Property Rights other than Permitted Liens and encumbrances, licenses, restrictions or other obligations arising under any of the Company IP Contracts.  As used in this Section 4.15(g), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not executed or delivered this Agreement or consummated the transactions contemplated hereby.

(h)                                 Except as set forth in Section 4.15(h) of the Company Disclosure Letter, (i) no Governmental Authority, university, college, other educational institution, or research center involved in the research and development of Intellectual Property (collectively, “Institutions”) provided facilities or funding for the development of any material Company Intellectual Property Rights, (ii) no Institutions have any rights in or with respect to any developments of or to any Intellectual Property made by any current or former employee, consultant or contractor of the Company or any of its Subsidiaries that relate in any manner to material Company Intellectual Property Rights or the Company Products, and, (iii) neither the Company nor any of its Subsidiaries has made any submission or suggestion to, nor is subject to any agreement with, any standards body or other entity that would obligate the Company, any of its Subsidiaries, Parent or Acquisition Sub to grant any licenses to any Intellectual Property Rights owned by, or licensed to, any of them or which otherwise impairs or limits its control of any Company Intellectual Property Rights, in each case under any Material Contract.

(i)                                     None of the Company or any of its Subsidiaries has: (1) incorporated Open Source materials into, or combined Open Source materials with, any of the Company Products, (2) distributed Open Source materials in conjunction with or for use with any of the Company Products, or (3) used Copyleft materials in a manner that requires (A) the Company Products or any portion thereof to be subject to any Copyleft License, or (B) except as would not have, individually or in the aggregate, a Company Material Adverse Effect, any other Company Intellectual Property Rights to be subject to any Copyleft License.  For purposes of this provision, “Open Source Licenses” shall mean any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License.  For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.  For purposes of this provision, “Copyleft Licenses” shall mean any license that requires, as a condition of use, modification or distribution of Copyleft materials, that such Copyleft materials, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such Copyleft materials: (i) in the case of software, be made available or distributed in Source Code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products (or portions thereof or interfaces therefor) or Company Intellectual Property Rights to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (iv) be redistributable.  Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

(j)                                    To the Knowledge of the Company, the Company and each of its Subsidiaries has (i) complied with all applicable Laws relating to privacy, data protection, and the collection and use of personal information collected, used or held for use by the Company or any of its Subsidiaries (“Personal Information”) and (ii) materially complied with all rules, policies and procedures established by any of them relating to privacy, data protection, and the collection and use of Personal Information (“Privacy Policies”).  The Company and each of its Subsidiaries take commercially reasonable measures to ensure that Personal Information is protected against unauthorized access, use, modification, or other misuse.  To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement comply with all applicable Laws relating to privacy, data protection, and the collection and use of Personal Information and the Company’s and each Subsidiary’s applicable Privacy Policies.

4.16                        Tax Matters.

(a)                                 The Company and each of its Subsidiaries (i) have timely filed (taking into account any valid extensions of time in which to file) all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns were true, correct and complete in all material respects, and (ii) have paid, or have adequately reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid through the Company Balance Sheet Date.  Neither the Company nor any of its Subsidiaries has incurred any Liabilities for material Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement.  Neither  the Company nor any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(b)                                 The Company and each of its Subsidiaries have timely paid or withheld with respect to their Employees (and paid over any amounts withheld to the appropriate Taxing authority) all Taxes required to be paid or withheld.

(c)                                  There are no material audits or administrative or judicial proceedings pending, or to the Company’s knowledge, threatened or proposed (tentatively or definitely), against or regarding Taxes of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries.

(d)                                 The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e)                                  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(f)                                   Neither the Company nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treas. Reg. § 1.6011-4, as in effect at the relevant time (or any comparable Laws of jurisdictions other than the United States).

(g)                                  None of the Company nor any of its Subsidiaries is (i) a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any material amount under any such agreement or (iii) liable for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract.

(h)                                 All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in material compliance with Section 482 of the Code, the Treasury Regulation promulgated thereunder, and any similar provision of state, local and non-U.S. Law.

4.17                        Employee Plans.

(a)                                 Section 4.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) standard employment, individual consulting or other compensation agreement and any employment, individual consulting or other compensation agreements that differ from such standard terms and (iii) other employment, bonus, stock option, stock purchase or other equity-based benefit, incentive compensation, commission, profit sharing, savings, retirement, disability, vacation, sick leave, deferred compensation, severance, salary continuation, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained, entered into or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or could have any Liability (each, an “Employee Plan” and collectively, the “Employee Plans”).  With respect to each Employee Plan other than an Employee Plan that is maintained in any non-U.S. jurisdiction (together, the “International Employee Plans”), to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto, (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code, (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing, (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements, (E) any notices to or from the IRS or DOL relating to any compliance issues in respect of any such Employee Plan, and (F) with respect to each International Employee Plan, to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b)                                 No Employee Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c)                                  Each Employee Plan has been maintained, operated and administered in compliance with its terms and in all material respects with applicable Law, including the applicable provisions of ERISA and the Code.

(d)                                 Each Employee Plan that is subject to Section 409A of the Code has at all times been established, operated and administered in compliance with Section 409A of the Code.

(e)                                  As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f)                                   None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g)                                  No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h)                                 Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect, and any trusts intended to be exempt from federal income taxation under the Code are so exempt and no facts or circumstances have occurred that are reasonably likely to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or Tax under ERISA or the Code.

(i)                                     To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (A) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (B) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid, the assets held for the purposes of such International Employee Plan, to enjoy the most favorable taxation status possible.

(j)                                    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event of circumstance) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director,  employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) require any contributions or payments to fund any obligations under any Employee Plan.

(k)                                 All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(l)                                     Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(m)                             No amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 of the Code.

(n)                                 The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employee Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of other Company Securities (collectively, the “Covered Securityholders”).  The Compensation Committee of the Company Board (the “Company Compensation Committee”) (i) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (B) the treatment of the Company Options in accordance with the terms set forth in this Agreement, and (C) the terms of Section 7.10 and Section 7.11, and (ii) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.  Each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

4.18                        Labor Matters.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), nor does the Company or any of its Subsidiaries recognize any trade union, works council, or any other employee representative body (“Union”) for collective bargaining purposes.  To the Knowledge of the Company, there are no activities or proceedings of any Union to organize any employees of the Company or any of its Subsidiaries pending or threatened.  No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries.  There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, and there has been no such action in the last three (3) years.

(b)                                 The Company and each of its Subsidiaries have complied in all material respects with applicable Laws and Orders with respect to employment and employment practices, including but not limited to wage and hour requirements, correct classification of independent contractors/employees, correct classification of employees, including classification as exempt/non-exempt, immigration, discrimination in employment, employee health and safety, collective bargaining, workers’ compensation, unemployment insurance, plant closures and layoffs, and termination of employment.

(c)                                  The Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not liable for any material amounts due to arrears of wages, unpaid salaries, benefits or other payments to employees, or any taxes or any penalty for failure to comply with any of the foregoing.  Neither the Company nor any of its Subsidiaries is liable for any material amounts for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(d)                                 The employees of the Company and its Subsidiaries as of September 3, 2013 are listed in Section 4.18(d) of the Company Disclosure Letter.  Except as required by applicable Law, or as listed in Section 4.18(d) of the Company Disclosure Letter, the employment of each of the employees listed in Section 4.18(d) of the Company Disclosure Letter is terminable on no more than three (3) months notice (without the payment of severance) or for cause and neither the Company nor any of its Subsidiaries will be liable to any such employee for severance pay, incentive pay, liquidated damages or any other payments or benefits, including, without limitation, post-employment health care, pension or insurance benefits on or following the termination of their employment.

(e)                                  The Company has delivered to Parent a true and correct copy of its template employment contract for employees in the United Kingdom, and each of the employees listed in Section 4.18(d) who is employed in the United Kingdom is employed on the terms and conditions of employment as set forth in the template employment contract.

(f)                                   Neither the Company nor its Subsidiaries has received written notice of (i) any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other unfair labor practice charges, complaints, grievances or arbitration procedures against them, (ii) any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission, Equality and Human Rights Commission, Health and Safety Executive or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iii) except for non-material audits by Governmental Authorities conducted in the ordinary course of business, the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iv) any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing.

(g)                                  To the Knowledge of the Company, no employee or former employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

4.19                        Permits.  The Company and its Subsidiaries hold, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), including all such Permits required by the FDA or any other applicable Governmental Authority responsible for the oversight and approval of the research, development or commercialization of pharmaceutical products (collectively with the FDA, “Regulatory Authorities”).  All such Permits are valid and in full force and effect, and no revocation, non-renewal, adverse modification, suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.20                        Compliance with Laws.

(a)                                 The Company and each of its Subsidiaries is in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, including (i) the FDCA; (ii) United States Federal Medicare and Medicaid statutes and related state or local statutes or regulations; (iii) federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), and Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.)); (iv) the Laws of any other Governmental Authority that regulates the research, development, manufacturing, or commercialization of the Company Products, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  No representation or warranty is made in this Section 4.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 4.8 and Section 4.9, (ii) intellectual property and related matters, which are covered solely in Section 4.15, (iii) applicable Laws with respect to Taxes, which are covered solely in Section 4.16, (iv) ERISA and other employee benefit-related matters, which are covered solely in Section 4.17, (v) labor Law matters, which are covered solely in Section 4.18, (vi) Environmental Laws, which are covered solely in Section 4.21 or (vii) the compliance matters addressed in subsections (b) through (g) of this Section 4.20.

(b)                                 Neither the Company nor any of its Subsidiaries has received any warning letter or other written notice from any Governmental Authority, with respect to the manufacture, development, or testing of any Company Product, alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order, except as would not have a Company Material Adverse Effect.  To the Knowledge of the Company, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or threatened.

(c)                                  To the Knowledge of the Company, all pre-clinical studies and clinical trials of the Company Products conducted by or on behalf of the Company or any of its Subsidiaries have been, and if ongoing are being, conducted in material compliance with all applicable Laws, including, as applicable, (i) FDA good laboratory practice regulations, including those contained in 21 C.F.R. Part 58, (ii) FDA regulations for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56, 312, 314, and 320, and (iii) material Laws restricting the collection, use and disclosure of individually identifiable health information and personal information.  No clinical trial of a Company Product conducted by or on behalf of the Company or any of its Subsidiaries has been terminated, suspended, or placed on clinical hold by a Regulatory Authority prior to completion.

(d)                                 Neither the Company, nor to the Knowledge of the Company, any officer, employee, consultant, contractor, clinical investigator or agent of the Company or any of its Subsidiaries has been (i) debarred, or convicted of any crime that would reasonably be expected to result in debarment, under 21 U.S.C. Section 335a or any similar state or foreign Laws or (ii) excluded, or convicted of any crime that would reasonably be expected to result in  exclusion under 42 U.S.C. Section 1320a—7, or in each case any similar state or foreign Law.

(e)                                  All material applications, reports, documents, and notices filed with or submitted to any Regulatory Authority by the Company or any of its Subsidiaries were complete and accurate in all material respects on the date filed or submitted (or were corrected in or supplemented by a subsequent filing).  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to any Regulatory Authority or failed to disclose a material fact required to be disclosed to any Regulatory Authority that would reasonably be expected to provide a basis for FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Regulatory Authority to invoke any similar policy or applicable non-U.S. equivalent thereof.

(f)                                   To the Knowledge of the Company, all manufacturing operations conducted for the benefit of the Company or any of its Subsidiaries with respect to any Company Product being used, or intended for use, in humans (including pursuant to any clinical trial) have been and are being conducted in material compliance with GMP Regulations.

(g)                                  To the Knowledge of the Company, no data generated by or on behalf of the Company with respect to any Company Product that has been made public is the subject of any regulatory or other action, either pending or threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such data.  The Company and each of its Subsidiaries is, and at all times during the last five (5) years has been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign Law or statute, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.21                        Environmental Matters.

(a)                                 The Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted, except for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 To the Company’s Knowledge, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Substance, which would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(c)                                  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened, Environmental Claim (except for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect), and to the Knowledge of the Company, no Environmental Claim is pending or threatened against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(d)                                 The Company has delivered or otherwise made available for inspection to the Parent true, complete and correct copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession or control of the Company or any of its Subsidiaries pertaining to: (i) any unresolved Environmental Claims; (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws, except in each case for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.22                        Litigation.  As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in either case, that would have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would have, individually or in the aggregate, a Company Material Adverse Effect.

4.23                        Insurance.  The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business.  All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

4.24                        Related Party Transactions.  Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.25                        Brokers.  Except for Jefferies LLC, there is no, and will be no, financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company, any of its officers, directors or employees or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.  A copy of Jefferies LLC’s engagement letter has been disclosed to Parent on or prior to the date of this Agreement.

4.26                        Opinion of Financial Advisor.  The Company Board has received the opinion of Jefferies LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the consideration to be received by the holders of Company Shares (other than Parent, Acquisition Sub or any of their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

4.27                        State Anti-Takeover Statutes.  Assuming that the representations of Parent and Acquisition Sub set forth in Section 5.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby.  No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.

4.28                        Schedule TO; Schedule 14D-9 and Proxy Statement.

(a)                                 Any information provided in writing by the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws.  The Schedule 14D-9, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.

(c)                                  The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

5.1                               Organization; Good Standing.  Parent is a joint stock company duly organized and registered, and validly existing  under the Laws of Japan , and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.  Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Acquisition Sub to consummate the Merger and the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.  Neither Parent nor Acquisition Sub is in material violation of their respective certificates of incorporation or bylaws.

5.2                               Corporate Power; Enforceability.  Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

5.3                               Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 5.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Acquisition Sub to consummate the Merger and the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.4                               Required Governmental Approvals.  No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except

(a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of, the HSR Act, (d) the post-closing notification requirements under the Foreign Exchange and Trade Law of Japan (gaikoku kawase boeki ho), and (e) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent, materially delay or materially delay the ability of Parent or Acquisition Sub to consummate the Merger and the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.5                               Litigation.  As of the date hereof there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Acquisition Sub to consummate the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.  Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Acquisition Sub to consummate the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

5.6                               Schedule TO; Schedule 14D-9 and Proxy Statement.

(a)                                 The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws.  The Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b)                                 Any information provided in writing by Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)                                  The information supplied by Parent, Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

5.7                               Ownership of Company Capital Stock.  Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement).  Neither Parent nor Acquisition Sub owns any Company Shares.

5.8                               Brokers.  Except for Goldman, Sachs & Co., no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

5.9                               Operations of Acquisition Sub.  Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

5.10                        Funds.  Parent currently has, and Parent and Acquisition Sub will have as of the Acceptance Time and the Effective Time, sufficient cash on hand for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Options, and to pay all related fees and expenses.  Parent’s and Acquisition Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Acquisition Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS OF THE COMPANY

6.1                               Interim Conduct of Business.

(a)                                 Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(a) of the Company Disclosure Letter, or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, each of the Company and each of its Subsidiaries shall (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (B) use its reasonable best efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b)                                 Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Company Disclosure Letter, or (iii) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.1(a)):

(i)                                     amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii)                                  issue, sell, pledge, dispose of, grant, deliver, transfer, encumber, or agree, authorize, or commit to the issue, sale pledge, disposition of, grant, delivery, transfer, or encumbrance of, (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of Company Shares upon the exercise of Company Options or Company Warrants, in each case, outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 6.1(b), (B) the issuance and sale of Company Shares to participants in the Company ESPP pursuant to the terms thereof, and (C) grants to newly hired employees of Company Options issued in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock, covering up to 100,000 shares of Company Common Stock in the aggregate;

(iii)                               directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) repurchases of Company Securities pursuant to the terms and conditions of Company Options or Company Warrants outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 6.1(b) and (B) in connection with Tax withholdings and exercise price settlements upon the exercise of Company Options or Company Warrants;

(iv)                              (A) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or securities convertible or exchangeable into or exercisable for any share of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, or (C) enter into any agreement with respect to the voting of its capital stock;

(v)                                 propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi)          (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities in excess of $100,000 individually or $500,000 in the aggregate; provided that any debt so incurred must be voluntarily prepayable without material premium, penalties or any other material costs, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, and (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $100,000 individually or $500,000 in the aggregate, except with respect to obligations of direct or indirect Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect Subsidiaries), except for business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii)         except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare (or any plan, program, agreement or arrangement that would have constituted an Employee Plan if in effect as of the date hereof) of any director, officer or employee in any manner, except, in any such case, pursuant to agreements entered into with non-officer employees hired or promoted to fill vacancies after the date of this Agreement, with a base salary and cash incentive compensation opportunity not to exceed $250,000 in the aggregate for any such employee, in the ordinary course of business consistent with past practice, or; (B) increase the compensation or benefits payable or provided, or to become payable or provided to any director, officer or employee (other than salary or wage rate increases, and incentive compensation increases for employees promoted to fill vacancies created after the date of this Agreement, to non-officer employees in the ordinary course of business consistent with past practice), pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof;

(viii)        hire any (A) officer, vice president or similar employee with senior management responsibilities with respect to the operation of the Company’s business, or (B) other than in the ordinary course of business consistent with past practice, hire any non-officer or non-vice president or similar employee;

(ix)          settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceeding that is reflected or reserved against in the Company Balance Sheet;

(x)           license, disclose, sell, lease, transfer, abandon, let lapse, encumber, subject to any Lien or otherwise dispose of any material Company Intellectual Property, other than licenses and disclosures in the ordinary course of business consistent with past practice;

(xi)          except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles, policies, procedures or practices used by it;

(xii)         (A) make, revoke, or change any material Tax election of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, (B) file any amended Tax Return or claim for refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, or (C) other than as otherwise set forth in Section 6.1(b)(xii) of the Company Disclosure Letter, (1) enter into any closing agreement affecting any material Tax liability or refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, (2) settle or compromise any material Tax liability or refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, or (3) consent to any extension or waiver of any statute of limitations with respect to any claim or assessment for material Taxes of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries;

(xiii)        other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or assets thereof in excess of $100,000 individually or $500,000 in the aggregate or (B) sell, transfer, lease, license or otherwise dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

(xiv)        other than in the ordinary course of business consistent with past practice, enter into any Contract for the lease or purchase of real property or modify the terms of any Lease;

(xv)         waive or provide any consent under any “standstill” or similar restrictions contained in any confidentiality or other agreements to which the Company or any of its Subsidiaries is a party; provided, however, that at any time prior to the Acceptance Date, the Company may waive or provide a consent under any “standstill” solely to permit a party who did not have an opportunity to make an Acquisition Proposal pursuant to the process conducted by the Company to make a confidential Acquisition Proposal subject to the terms of, and only to the extent permitted by, Section 6.2 if the Company Board reasonably determines in good faith by majority vote, after consultation with outside legal counsel, that the failure to take such actions would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

(xvi)        take any action to exempt or make any person (other than Parent or Acquisition Sub) not subject to the provisions of Section 203 of the DGCL or any other potentially applicable anti-takeover or similar statute or regulation;

(xvii)       other than in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect any Material Contract; or

(xviii)      enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 6.1(b).

(c)           Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Acceptance Time.  Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2          No Solicitation.

(a)           The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons (other than Parent and Acquisition Sub) conducted heretofore with respect to any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal.

(b)           Subject to Section 6.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, or induce an inquiry with respect to, the making, submission or announcement of, or knowingly encourage, or knowingly facilitate or assist, any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal or any inquiries or the making of such proposal, (iii) participate or engage in discussions or negotiations with any Person, or take any action, with respect to any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 7.5(b)), (iv) enter into any letter of intent or similar document, or any Contract or commitment contemplating or otherwise relating to an Acquisition Transaction or transaction contemplated thereby (other than an Acceptable Confidentiality Agreement).  The Company agrees that it shall, as soon as practicable following the date hereof but in any event within two (2) Business Days, request of each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with the Company to return all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries, or Representatives.

(c)           As promptly as practicable, and in any event within forty-eight (48) hours, following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Company reasonably believes would lead to an Acquisition Proposal or for a waiver or release under any standstill or similar agreement, the Company shall provide Parent with oral and written notice of (i) the material terms and conditions of such Acquisition Proposal, request or inquiry, (ii) the identity of the Person or group (as defined under Section 13(d) of the Exchange Act) making such Acquisition Proposal, request or inquiry and (iii) a copy of all written proposals provided by such Person or group in connection with such Acquisition Proposal, request or inquiry.  The Company shall provide Parent as promptly as practicable, and in any event within forty eight (48) hours, oral and written notice setting forth all information as is reasonably necessary to keep Parent informed in all material respects, on a current basis, of the status and details (including any material change, whether written or oral, to the terms and conditions) of any such Acquisition Proposal, request or inquiry, including by providing a copy of all written proposals relating to any Acquisition Proposal, request or inquiry.  The Company shall provide Parent with forty eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider or discuss any Acquisition Proposal.

(d)           Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, prior to the Acceptance Time, the Company may request clarifications from, participate in discussions or negotiations with or furnish information to, any Person or group (as defined under Section 13(d) of the Exchange Act) that makes an unsolicited, bona fide written Acquisition Proposal if (A) such action is taken subject to an Acceptable Confidentiality Agreement, and (B) the Company Board reasonably determines in good faith by majority vote, after consultation with outside legal counsel, that the failure to take such actions would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; provided, however, that the Company may not provide any information to, request clarifications from or participate in discussions or negotiations with the Person or group (as defined under Section 13(d) of the Exchange Act) making an Acquisition Proposal under this Section 6.2(d) until two (2) Business Days after the Company has first notified Parent of such Acquisition Proposal as required by Section 6.2(c)(i), provided that the foregoing obligation to provide such notice shall only apply to the first Acquisition Proposal made by such Person or group, but not to any subsequent Acquisition Proposal by such Person or group.  The Company shall, concurrently with providing any non-public information of the Company to any person who has made an Acquisition Proposal, provide such information to Parent (including by posting such information to an electronic data room) to the extent such information has not previously been provided to Parent.

(e)           Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 6.2 by any director, officer, financial advisor or outside counsel of the Company (other than any such Person who is an Affiliate or employee of Parent), whether or not such Person is purporting to act on behalf of the Company or its Affiliates, shall constitute a breach by the Company of this Section 6.2.  Subject to Section 6.1(b)(xv), the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any standstill, confidentiality or similar agreement entered into by it or any of its Subsidiaries or their respective Affiliates or Representatives, including, without limitation, where necessary, obtaining injunctions to prevent breaches of such agreements and to enforce specifically the terms and provisions thereon in any court having jurisdiction.

ARTICLE VII

ADDITIONAL COVENANTS

7.1          Reasonable Best Efforts to Complete.  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and cause the conditions to the Merger set forth in Article VIII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement.  In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement.  Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

7.2          Antitrust Filings.

(a)           Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement.  Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable,  and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Person may assert under any applicable Antitrust Laws with respect to the Offer and/or the Merger.  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or Affiliate thereof to agree to (i) any divestiture, by itself or any of its Affiliates, of shares of capital stock or of any business, assets or property of the Company or its Subsidiaries or Affiliates, or of Parent or its Subsidiaries or Affiliates or any license of technology or (ii) the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.  The Company shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of Parent.

(b)           Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party.  If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, and except with respect to “4(c) documents” as that term is used in the rules and regulations of the HSR Act, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (C)(1) of Annex A and Section 8.1(c).  Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-

only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

(c)           Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 7.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 7.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

7.3          Proxy Statement.

(a)           If the Company Stockholders are required under the DGCL to adopt this Agreement in order to consummate the Merger, as soon as practicable following the Acceptance Time, the Company, Parent and Acquisition Sub shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting.  The Company, Parent and Acquisition Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the other hand, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement.  Subject to applicable Law, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement.  Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other representatives for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect.  The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws.  The Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable).  The Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel).

(b)           Unless this Agreement is earlier terminated pursuant to Article IX, subject to the terms of Section 7.5(b), the Company shall include the portion of the Company Board Recommendation relating to the Merger and the adoption of this Agreement in the Proxy Statement.

7.4          Company Stockholder Meeting; Short-Form Merger.

(a)           If the Company Stockholders are required under the DGCL to adopt this Agreement in order to consummate the Merger, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL.

(b)           Each of Parent and Acquisition Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholder Meeting or otherwise.  Parent shall vote all of the shares of capital stock of Acquisition Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Acquisition Sub, in favor of the adoption of this Agreement in accordance with the DGCL.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Merger can be effected pursuant to Section 251(h) of the DGCL, then following the consummation of the Offer, each of Parent, Acquisition Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement.  In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Acquisition Sub shall, or shall cause or permit any of their respective Affiliates or Representatives to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Merger cannot be effected pursuant to Section 251(h) of the DGCL, then if Parent, Acquisition Sub and any other Subsidiary of Parent, holds in the aggregate at least ninety percent (90%) of the issued and outstanding Company Shares following the consummation of the Offer, then each of Parent, Acquisition Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL and upon the terms and subject to the conditions of this Agreement.

7.5          Company Board Recommendation.

(a)           Subject to the terms of Section 7.5(b) and Section 7.5(c), the Company Board shall recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement (the “Company Board Recommendation”).

(b)           Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, the Company Board Recommendation or (y) approve, endorse or recommend an Acquisition Proposal (each of clauses (x) and (y), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, in response to the receipt of a Superior Proposal or an Intervening Event, the Company Board may effect a Company Board Recommendation Change or terminate this Agreement pursuant to Section 9.1(e) if all of the following conditions in clauses (i) through (iv) are met:

(i)            A Superior Proposal with respect to the Company has been made and has not been withdrawn or an Intervening Event has occurred;

(ii)           The Company shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least four (4) Business Days prior to effecting such Company Board Recommendation Change, which notice shall state expressly (x) that it has received a Superior Proposal, (y) the material terms and conditions of the Superior Proposal and the identity of the Person or group (as defined under Section 13(d) of the Exchange Act) making the Superior Proposal, and (z) that it intends to terminate this Agreement pursuant to Section 9.1(e) or effect a Company Board Recommendation Change and the manner in which it intends to do so, and (B) provided to Parent a copy of all written proposals provided by such Person or group in connection with such Superior Proposal (it being understood and agreed that delivery of a Change of Recommendation Notice shall not, by itself, be deemed to be a Company Board Recommendation Change);

(iii)          The Company Board has concluded in good faith by majority vote, after consultation with outside legal counsel, that the failure to effect a Company Board Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; and

(iv)          The Company shall not have breached any of the provisions set forth in Section 6.2 or this Section 7.5 in any material respect with respect to the Superior Proposal or Intervening Event that is the subject matter of such Company Board Recommendation Change.

After delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity to make such adjustments to the terms and conditions of this Agreement (the “Modified Terms”), and negotiate in good faith with respect thereto, as would enable the Company to proceed without making a Company Board Recommendation Change.  In the event Parent proposes Modified Terms and notwithstanding anything in this Section 7.5(b) to the contrary, the Company Board may not terminate this Agreement pursuant to Section 9.1(e) or effect a Company Board Recommendation Change unless and until the Company Board of Directors concludes in good faith by majority vote, after considering the Modified Terms and consultation with outside legal counsel, that the failure to terminate this Agreement pursuant to Section 9.1(e) or effect a Company Board Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law.

(c)           Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law; provided that, in either such case, any such statement(s) or disclosures made by the Company Board will be subject to the terms and conditions of this Agreement, including the provisions of Article IX.

7.6          Public Statements and Disclosure.  None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue (or shall cause its Subsidiaries or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of NASDAQ or the Tokyo Stock Exchange or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 7.6 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 7.3 or following a Company Board Recommendation Change.

7.7          Anti-Takeover Laws.  In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and Company Board shall grant such approval and take such action as necessary so that such transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

7.8          Access.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 7.8 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder.  In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege.  Any investigation conducted pursuant to the access contemplated by this Section 7.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries.  Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.8.  Nothing in this Section 7.8 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information, provided, that the Company shall deliver updates to Parent upon the receipt of any material results or other information regarding the status of the Phase II clinical trial for SGI 110 being conducted by or on behalf of the Company or its Subsidiaries.

7.9          Section 16(b) Exemption.  The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10        Directors’ and Officers’ Indemnification and Insurance.

(a)           The Surviving Corporation and its Subsidiaries as of the Acceptance Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Acceptance Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Acceptance Time (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporate or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement.  In addition, during the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries as of the Acceptance Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Acceptance Time to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries as of the Acceptance Time to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law or as provided below.

(b)           Without limiting the generality of the provisions of Section 7.10(a), during the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Acceptance Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Acceptance Time to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting in good faith a claim for indemnification under this Section 7.10(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In addition, during the period commencing at the Acceptance Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries as of the Acceptance Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Acceptance Time to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification.  In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Acceptance Time, (ii)  each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.  Notwithstanding anything to the contrary set forth in this Section 7.10(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c)           During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s currently in force directors’ and officers’ liability insurance (“Current Company D&O Insurance”), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.10(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage during its current coverage period (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.10(c) of the Company Disclosure Letter); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six (6) year “tail” prepaid policy on the Current Company D&O Insurance.  In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.10(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d)           If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.10.

(e)           Except as required by applicable Law, the obligations set forth in this Section 7.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the Current Company D&O Insurance or the “tail” policy referred to in Section 7.10(c)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the Current Company D&O Insurance or the “tail” policy referred to in Section 7.10(c).  Each of the Indemnified Persons or other persons who are beneficiaries under the Current Company D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and, if and to the extent applicable, their heirs and representatives) are intended to be third party beneficiaries of this Section 7.10, with full rights of enforcement as if a party thereto.  The rights of the Indemnified Persons (and other persons who are beneficiaries under the Current Company D&O Insurance or the “tail” policy referred to in Section 7.10(c) (and, if and to the extent applicable, their heirs and representatives)) under this Section 7.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.10 is not prior to or in substitution for any such claims under such policies.

7.11        Employee Matters.

(a)           Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Acceptance Time, as applicable.

(b)           For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either (i) provide to each  Continuing Employee, compensation and benefits (other than equity and equity-based benefits and benefits provided under individual employment agreements) that are, taken as a whole, substantially comparable in the aggregate to the compensation and benefits (other than equity and equity-based benefits and benefits provided under individual employment agreements) in effect for such Continuing Employee on the date of this Agreement or (ii) provide compensation and benefits (other than equity or equity-based benefits and benefits provided under individual employment agreements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) provided to similarly situated employees of Parent (“Parent Plans”).  In each case, base salary or regular wages as of the Acceptance Time shall not be decreased for a period of one (1) year for any Continuing Employee who continues to be employed by the Surviving Corporation or an Affiliate during that period.

(c)           To the extent that an Employee Plan or any other employee benefit plan or other compensation or severance arrangement of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans”) or Parent Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and

Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time solely for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant for purposes of vacation accrual and severance pay entitlement but excluding for the avoidance of doubt, for purposes of any equity or equity-based awards or incentives granted after the Effective Time; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits.  In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation to) use its commercially reasonable efforts to ensure that: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) the accounts of such Continuing Employees under any New Plan which is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Company Plan.  Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time.  The provisions of this Section 7.11 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 7.11 shall create such rights in any such persons.

7.12        Obligations of Acquisition Sub.  Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.13        Notification of Certain Matters.

(a)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in paragraphs (C)(2) and (C)(3) of Annex A to fail to be satisfied at the then scheduled expiration of the Offer; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.13(a).

(b)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Acquisition Sub to consummate the Merger and the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.13(b).

7.14        Certain Litigation.  The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation.

7.15        Treatment of Company Warrants.  The Company shall, in accordance with the terms of the Company Warrants, deliver notices to the holders of the Company Warrants, which notices shall inform such holders of the Offer and the Merger and contain such other information as the Company reasonably determines to be required pursuant to the terms of the Company Warrants, and Acquisition Sub and the Company shall permit such holders to, and Company shall use commercially reasonable efforts to cause such holders to, participate in the Offer through the conditional exercise of such Company Warrants and tender of the underlying Company Shares received upon such exercise into the Offer.  If, after the Acceptance Time, any Company Warrants (or portion thereof) remain unexercised and outstanding, the Company and the Acquisition Sub shall take any other actions required by the terms of the Company Warrants.

ARTICLE VIII
CONDITIONS TO THE MERGER

8.1          Conditions.  The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a)           Requisite Stockholder Approval.  If the Company Stockholders are required under the DGCL to adopt this Agreement in order to consummate the Merger, the Requisite Stockholder Approval shall have been obtained.

(b)           Purchase of Company Shares.  Acquisition Sub shall have accepted for payment and paid for all of the Company Shares validly tendered and not withdrawn pursuant to the Offer.

(c)           No Legal Prohibition.  No Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States  or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time and has the effect of making the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States (collectively, a “Restraint”).

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1          Termination Prior to the Acceptance Time.  This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a)           by mutual written agreement of Parent and the Company; or

(b)           by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer on or before January 31, 2014 (the “Termination Date”), or if any Restraint having the effect set forth in Section 8.1(c), or which would enjoin, restrain, prevent or prohibit the commencement or closing of the Offer, or that would make the commencement or closing of the Offer illegal (which in each case, has become final and non-appealable); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Annex A having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement, or (ii) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of this Agreement; or

(c)           by the Company, in the event that (i) the Company is not then in material breach of this Agreement, and (ii) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective material covenants or agreements, or other material obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date; or

(d)           by Parent, in the event that (i) (A) Parent and Acquisition Sub are not then in material breach of this Agreement, and (B) the Company shall have breached or otherwise violated any of its material covenants or agreements or other material obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Offer set forth in Annex A are not capable of being satisfied by the Termination Date, or (ii) there has been a Company Material Adverse Effect such that the conditions to the Offer set forth in Annex A are not capable of being satisfied by the Termination Date; or

(e)           by the Company, in the event that (i) the Company shall have received a Superior Proposal, (ii) the Company Board shall have determined to terminate this Agreement or effected or resolved to effect a Company Board Recommendation Change in accordance with the terms set forth in Section 7.5(b), and (iii) the Company Board pays Parent the Termination Fee payable to Parent pursuant to Section 9.4(b)(ii); or

(f)            by Parent, in the event that (i) the Company Board or any committee thereof shall have effected or resolved to effect a Company Board Recommendation Change, (ii) the Company shall have failed to include in the Schedule 14D-9 the recommendation of the Company Board in favor of the Offer and the transactions contemplated by the Agreement, (iii) the Company Board fails to reaffirm (publicly, if so requested) its recommendation in favor of the Offer and the transactions contemplated by the Agreement within ten (10) Business Days after an Acquisition Proposal has been publicly disclosed, (iv) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14D-9 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer, or (v) the Company shall have breached in any material respect any of its obligations under Section 6.2 or Section 7.5 of this Agreement.

9.2          Termination Before or After Acceptance Time and Prior to Effective Time.  Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company in the event of a Restraint (which has become final and non-appealable).

9.3          Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 9.1 or Section 9.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable.  In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.6, this Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven, the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) resulting from any willful or intentional breach of this Agreement that occurs prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4          Fees and Expenses.

(a)           General.  Except as set forth in this Section 9.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

(b)           Company Payments.

(i)            The Company shall pay to Parent $31,006,183 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) (provided, that (x) the condition to the Offer set forth in clause (A) of Annex A is satisfied at the time of such termination pursuant to Section 9.1(b), (y) the condition to the Offer set forth in clause (C)(1) of Annex A is satisfied at the time of such termination pursuant to Section 9.1(b), except where the failure to meet such condition arises out of or results from a Legal Proceeding brought by or on behalf of the Person who has made the Competing Acquisition Transaction referred to in clause (B) below and (z) the right to terminate this Agreement pursuant to Section 9.1(b) is then available to Parent); and (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any third party that effectuates a Competing Acquisition Transaction or a Competing Acquisition Transaction is consummated.  For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to (i) “more than twenty percent (20%)” shall be deemed to be references to “more than forty percent (40%)” and (ii) “more than eighty percent (80%)” shall be deemed to be references to “more than sixty percent (60%).”

(ii)           In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(iii)          In the event that this Agreement is terminated by Parent pursuant to Section 9.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(c)           Single Payment Only.  The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)           Consequence of Non-Payment.  The Company acknowledges that the agreements contained in Section 9.4(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 9.4(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fee set forth in Section 9.4(b) or any portion of such fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest at a rate per annum equal to the prime lending rate prevailing during the period as published in The Wall Street Journal.  Payment of the fees described in Section 9.4(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

9.5          Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law or the rules of NASDAQ, without such approval.

9.6          Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein.  Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE X
GENERAL PROVISIONS

10.1        Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Acceptance Time shall so survive the Acceptance Time in accordance with their respective terms.  After the Acceptance Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

10.2        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)           if to Parent or Acquisition Sub, to:

c/o Otsuka Holdings Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan

Minato-ku, Tokyo 108-8241, JAPAN

Attention: Hajime Seki

Facsimile No.: +81-3-6717-1410

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP

525 University Avenue

Palo Alto, California 94301

Attention: Kenton King

Facsimile No.: (650) 470-4570

and

Skadden, Arps, Slate, Meagher & Flom, LLP

Izumi Garden Tower 21st Floor

1-6-1 Roppongi

Minato-ku, Tokyo 106-6021 JAPAN

Attention: Mitsuhiro Kamiya

Facsimile No.: +81-3-3568-2626

(b)           if to the Company, to:

Astex Pharmaceuticals, Inc.

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

Attention: James Manuso, Ph.D., Chairman and Chief Executive Officer

Facsimile No.: (925) 560-0101

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Page Mailliard and Denny Kwon
Facsimile No.: (650) 493-6811

10.3        Assignment.  No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment in violation of this Agreement will be void ab initio.

10.4        Confidentiality.  Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, made as of July 3, 2013 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

10.5        Entire Agreement.  This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.6        Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.10, (b) prior to the Effective Time, for the right of holders of shares of the Company Common Stock and other Company Securities to pursue and recover damages (including damages based on loss of the economic benefits of the transaction to Company Stockholders based on the consideration that would have otherwise been payable to holders of shares of the Company Common Stock, the loss of market value or decline in stock price of such Company Common Stock or otherwise) and other relief (including equitable relief) for any breach of this Agreement by Parent or Acquisition Sub, whether or not this Agreement has been validly terminated pursuant to Article IX, which right is hereby expressly acknowledged and agreed by Parent and Acquisition Sub, (c) from and after the Acceptance Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Offer, as set forth in Article II, and (d) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the

Merger, as set forth in Article III.  The rights granted pursuant to clause (b) of this Section 10.6 shall only be enforceable on behalf of holders of shares of the Company Common Stock and other Company Securities by the Company in its sole and absolute discretion, as agent for such holders, it being understood and agreed that any and all interests in such claims shall attach to such shares of the Company Common Stock and other Company Securities and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of Company Shares or other Company Securities of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of the holders of shares of the Company Common Stock and other Company Securities in any manner the Company deems fit.

10.7        Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to negotiate in good faith in an effort to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8        Remedies.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)           The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.  The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

10.9        Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10      Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.  Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11      WAIVER OF JURY TRIAL.  EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12      Company Disclosure Letter References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

10.13      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

OTSUKA PHARMACEUTICAL CO., LTD

By:	/s/ Taro Iwamoto

Name:	Taro Iwamoto, Ph.D.

Title:	President and Representative Director

AUTUMN ACQUISITION CORPORATION

By:	/s/ Toshiki Sudo

Name:	Toshiki Sudo

Title:	President

ASTEX PHARMACEUTICALS, INC.

By:	/s/ James S.J. Manuso

Name:	James S.J. Manuso, Ph.D.

Title:	Chairman and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of September 5, 2013 (the “Agreement”) by and among Otsuka Pharmaceutical Co., Ltd., a Japanese joint stock company (“Parent”), Autumn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and Astex Pharmaceuticals, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Acquisition Sub to extend the Offer pursuant to, the terms and conditions of the Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Acquisition Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Agreement, in the event that, as of immediately prior to the expiration of the Offer: (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist:

(1)           any Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Company Shares by Parent or Acquisition Sub, or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Acquisition Sub, or the Merger in the United States , or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

(2)           (i) the representations and warranties of the Company set forth in Sections 4.6(a) through (c) (regarding capitalization and equity awards of the Company) of the Agreement shall not be true and correct in all material respects at and as of the date of the Agreement and at and as of such time on or after the date of the Agreement as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date); (ii) any of the representations and warranties of the Company in Section 4.1(a) (regarding organization and qualification) of the Agreement that is qualified as to “materiality” or “Company Material Adverse Effect” shall not be true and correct in all respects, or any such representation or warranty that is not so qualified as to “materiality” or “Company Material Adverse Effect” shall not be true and correct in all material respects, in each case, at and as of the date of the Merger Agreement and at and as of such time on or after the

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date of the Agreement as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date) and (iii) any other representation and warranty of the Company in the Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all respects at and as of the date of the Agreement and at and as of such time on or after the date of the Agreement as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

(3)           the Company shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Agreement at or prior to the expiration of the Offer;

(4)           a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing; or

(5)           the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub, may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to such condition, and may be waived by Parent or Acquisition Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Acquisition Sub, subject in each case to the terms of the Agreement.  The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

* * * * * *

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